Exhibit 99.1

MERIX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(Amounts in US dollars, in thousands)

The following unaudited pro forma condensed combined statement of operations and explanatory notes have been prepared to illustrate the effect of Merix Corporation’s (“Merix”) completion of the acquisition of the business operations of Eastern Pacific Circuits Limited and certain of its subsidiaries (collectively, “EPC”), a Hong Kong based supplier of printed circuit boards, now “Merix Asia”, from Eastern Pacific Circuits Holdings Limited (“EPCH”). This acquisition was completed on September 29, 2005 for an estimated purchase price of $119,400. Merix financed the acquisition with a combination of approximately $32,800 of available cash, term loans, including the assumption of some EPC debt, and revolving credit borrowings of approximately $71,200 under two new credit facilities, and the issuance of an $11,000 subordinated promissory note to EPCH. Purchase price consideration was utilized to extinguish EPC debt of $89,221. Existing minority interest owners retained, subsequent to completion of the acquisition, their ownership percentages, which range from 5% to 15%, in the four entities that hold facilities and conduct business operations in the People’s Republic of China.

The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma condensed combined statement of operations. Under this method of accounting, the purchase consideration is allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Management of Merix is responsible for determining the allocation of the purchase consideration. For purposes of the unaudited pro forma condensed combined statement of operations, the fair values were based upon a preliminary valuation of tangible and identifiable intangible assets acquired, including estimated useful lives, estimated by the management of Merix with the assistance of an independent appraiser. This allocation and the lives shown are preliminary and subject to change pending management’s final valuation. Estimates that are subject to change include the valuation of acquired working capital and goodwill. The unaudited pro forma adjustments are based upon available information and certain assumptions that Merix believes are reasonable under the circumstances. The final valuation may differ materially from the preliminary estimates, which would change the fair values assigned to assets acquired and liabilities assumed and the allocation of the purchase price.

The unaudited pro forma condensed combined statement of operations is derived from the historical financial statements of Merix and EPC. The unaudited pro forma condensed combined statement of operations gives the pro forma effect of the acquisition as if it had been completed on June 1, 2005 and combines Merix’ unaudited consolidated statement of operations for the nine months ended February 25, 2006 with EPC’s unaudited profit and loss account for the five months ended September 28, 2005. Merix’ unaudited consolidated statement of operations for the nine months ended February 25, 2006 includes the operations of Merix Asia since the date of acquisition. As permitted by the Securities and Exchange Commission, Merix is consolidating the results of Merix Asia on a one-month lag. Accordingly, the unaudited pro forma condensed combined statement of operations for the nine months ended February 25, 2006 include the operating results of Merix Asia for the period May 1, 2005 through January 21, 2006.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•	Merix’ May 31, 2005, 2004 and 2003 historical audited consolidated financial statements and accompanying disclosures included in its Annual Report on Form 10-K for its fiscal year ended May 28, 2005. Merix’ fiscal year is the 52- or 53-week period ending the last Saturday in May. Fiscal year 2005 was a 52-week year ended May 28, 2005. For convenience, Merix’ fiscal year is presented as ended on May 31.

•	Merix’ August 27, 2005, November 26, 2005, and February 25, 2006 historical unaudited consolidated financial statements and accompanying disclosures included in its Quarterly Reports on Form 10-Q for the periods ended August 27, 2005, November 26, 2005, and February 25, 2006.

•	EPC’s December 31, 2004, 2003, and 2002 historical audited consolidated financial statements and accompanying disclosures included in item 9.01(a) of Merix’ Current Report on Form 8-K/A dated September 28, 2005.

The unaudited pro forma condensed combined statement of operations reflects certain reclassifications made to the profit and loss account of EPC to conform to the presentation by Merix.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and does not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, estimates and uncertainties, the accompanying unaudited pro forma condensed combined statement of operations does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Merix’ future financial condition or results of operations. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies, nor do the pro forma adjustments reflect any expenses for future operating changes or one-time integration costs.

MERIX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED FEBRUARY 25, 2006

(US dollars in thousands, except per share data)

	Historical		Pro Forma Adjustments	Pro Forma Notes
	Merix	EPC			Combined
Net sales	$208,589	$57,227	—		$265,816
Cost of sales	176,987	52,027	931	(1)	227,311
			(2,634)	(3)

Gross profit	31,602	5,200	1,703		38,505
Operating expenses:
Engineering	4,647	—	498	(1)	5,145
Selling, general and administrative	23,642	6,182	(1,429)	(1)	28,395
Amortization of intangible assets	2,432	—	419	(2)	2,851

Total operating expenses	30,721	6,182	(512)		36,391
Operating income (loss)	881	(982)	2,215		2,114
Interest and other income (expense), net	(2,483)	(4,015)	895	(4)	(5,603)

Loss before taxes	(1,602)	(4,997)	3,110		(3,489)
Income tax expense	449	517	—	(5)	966

Net loss after tax	(2,051)	(5,514)	3,110		(4,455)
Minority interests	31	584	(98)	(3)	517

Net loss	($2,082)	($6,098)	$3,208		($4,972)

Net loss per share:
Basic	($0.11)				($0.26)
Diluted	($0.11)				($0.26)
Shares used in per share calculations:
Basic	19,459				19,459
Diluted	19,459				19,459

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

MERIX CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED FEBRUARY 25, 2006

(US dollars in thousands)

The unaudited pro forma condensed combined statement of operations gives effect to the following unaudited pro forma adjustments:

(1)	Reclassifications between cost of sales and selling, general and administrative expense have been made to the historical presentation of EPC to conform with Merix’ presentation as follows:

Cost of sales	$931
Selling, general and administrative	(1,429)
Engineering	498

Total	$—

(2)	The identifiable intangible asset acquired is being amortized on a straight-line basis over its economic useful life. The economic useful life of acquired customer relationships is estimated to be between 8 and 13 years. This intangible asset will initially be amortized on a straight-line basis over a period of 10 years and adjusted for subsequent reassessments of the actual benefit period associated with acquired customer relationships. The adjustment to reflect amortization expense is as follows:

Customer relationships	$419

(3)	Adjustment to revise depreciation and amortization expense and the associated impact on minority interests based on the fair market value of acquired fixed assets and leasehold land rights:

Depreciation expense	$(2,647)
Amortization expense	13

Total	$(2,634)

Minority interests	$(98)

Leasehold land rights represent amounts paid to lease land in Hong Kong and the People’s Republic of China. Amounts are paid at the beginning of the lease term and amortized on a straight-line basis over the remaining period of the initial 50-year lease term.

(4)

In connection with the acquisition of the operations of EPC, Merix entered into a US Loan and Security Agreement (the “Domestic Loan Agreement”). Under the Domestic Loan Agreement, the lenders provided a term loan of $16,500 and a revolving line of credit of up to $38,500, of which $24,700 was drawn to complete the acquisition. Unless earlier terminated in accordance with the Domestic Loan Agreement, the maturity date of the Domestic Loan Agreement is September 28, 2010, with the principal of the term loan to be repaid in 19 equal quarterly payments of $688 each and a final payment on the maturity date of $3,438 plus any amounts outstanding under the revolving line of credit. The loans bear interest at (a) either the prime rate or LIBOR for a borrowing period of one, two, three or nine months, in each instance as selected by Merix, plus (b) an additional margin (which is 50 basis points higher for the term loan than for the revolving loan) based upon certain performance criteria of US operations. The Domestic Loan Agreement is secured by the assets of Merix’ US operations.

In addition, a wholly-owned subsidiary of Merix entered into an Asian Credit Agreement (the “Asian Credit Agreement”) which provided an initial term loan of $21,333, an assumption of EPC debt of $3,667, and a revolving line of credit of $5,000, which was fully drawn to complete the acquisition. Unless earlier terminated in accordance with the Asian Credit Agreement, the maturity date of the Asian Credit Agreement is March 15, 2009, with the principal of the term loans to be repaid in equal payments of $7,500 on each of December 1, 2006, 2007 and 2008 and the balance payable, along with the outstanding balance of the revolving loan, on March 15, 2009. The loans bear interest at (a) LIBOR for a borrowing period of one, two, three or nine months, in each instance, as selected by Merix, plus (b) an additional margin of 250 basis points for the first year and thereafter an additional margin based on certain performance criteria of Asian operations. The Asian Credit Agreement is secured by the assets of Merix’ Asian operations.

In conjunction with closing the transaction, a wholly-owned subsidiary of Merix delivered a promissory note to EPCH for a total of (a) $11,000 plus (b) the amount of the earnout consideration determined under the previously announced Master Sale and Purchase Agreement. The principal is to be paid in four equal instalments on March 1, 2007, December 1, 2007, December 1, 2008 and March 15, 2009. The outstanding principal balance accrues interest at 7% per annum through December 1, 2006, 8% per annum thereafter through December 1, 2007 and 9% per annum thereafter.

Interest income was reduced as if the cash consideration of the purchase price for the operations of EPC was paid on June 1, 2005. An interest rate of 2.28% was assumed.

The adjustment to revise interest expense and interest income is as follows:

Elimination of interest expense on debt of EPC, except for debt assumed	$3,901
Interest expense on institutional borrowings	(1,821)
Interest expense on promissory note	(349)
Amortization of deferred financing costs	(257)
Reduction of interest income	(579)

Total	$895

(5)	The income tax expense of EPC represents current income tax expense of foreign jurisdictions, and therefore, is not eliminated upon consolidation.